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                                                                   EXHIBIT 10.12

                            CONSULTING AGREEMENT

        AGREEMENT dated as of          , 1997 (the "Agreement") by SURREY, INC.
with offices at 13110 Trails End Road, Leander, Texas 78641 (the "Company") and STUART, COLEMAN & CO., INC. with offices at 11 West 42nd Street, New York, New York 10036 (the "Consultant").

                                  RECITALS:

        The Company offered its stock to the public by means of an initial
offering ("IPO") on             ,1997 and, in connection therewith, wants to
broaden and enhance its financial network.

        The Consultant acted as the Representative of the several Underwriters and Managing Underwriter in connection with the IPO and wishes to aid the Company in broadening and enhancing its financial network.

        NOW, THEREFORE, it is agreed as follows:

1.  Engagement.

        The Company hereby agrees to engage Consultant and Consultant agrees to accept such engagement to serve the Company as its Financial Consultant.

2.  Term.

        The term of this Agreement shall commence as of the closing date of this IPO (the "Closing Date") and shall continue for a period of two (2) years thereafter.

3.  Services.

        The Consultant shall exert its best efforts (I) to aid the Company in securing any additional financing, as required, on the best terms possible as well as (ii) to bring to the attention of the Company possible acquisition candidates.

4.  Consulting Fee.

        The Company shall pay the Consultant the sum of twelve thousand five hundred ($12,500.00) dollars per annum, for each of the two (2) years of the term, payable twenty-five thousand ($25,000) dollars in advance on the Closing Date.


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5.  Termination.

        The Company may terminate this Agreement by thirty (30) days written notice to Consultant, prior to the end of the term only for cause. For purposes of this Agreement, cause shall mean gross negligence and/or willful malfeasance.

6.  Notices.

        All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, to the address of the parties as set forth above or to such changed address as the party may have fixed by notice.

7.  Successors and Assigns.

        This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including without limitation, any corporation which may acquire all or substantially all of the Company's assets and business or into which the Company may be consolidated or merged and the Consultant and its successors and assigns.

8.  Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date set forth above.


                                                  CONSULTANT
SURREY, INC.                                      STUART, COLEMAN & CO., INC.
By:_____________________________                  By:__________________________
     John van der Hagen                                Stuart J. Voisin
     Chief Executive Officer                           Chairman of the Board